Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-219658) of Empire State Realty Trust, Inc. and Empire State Realty OP, L.P. and in the related Prospectus of our reports, dated February 28, 2018, with respect to the consolidated financial statements and schedules of Empire State Realty OP, L.P. and the effectiveness of internal control over financial reporting of Empire State Realty OP, L.P. included in this Annual Report (Form 10-K) of Empire State Realty OP, L.P. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
New York, New York
February 28, 2018